UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 4, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, FL	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

In connection with the change of the jurisdiction of incorporation of Platform Specialty Products Corporation (“Platform”) from the British Virgin Islands to the State of Delaware, Platform filed a Registration Statement on Form S-4 (No. 333-192778) with the Securities and Exchange Commission (the “Commission”) that was declared effective by the Commission on January 22, 2014 (as amended, the “Registration Statement”).  In the prospectus included in the Registration Statement, Platform stated its intention to advise all Platform stockholders of the results of an earnings and profits analysis (“E&P Analysis) performed by an independent certified public accounting firm to determine whether a U.S. stockholder who beneficially owned (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes entitled to vote of Platform on October 31, 2013 (the day of completion of Platform’s acquisition of substantially all of the equity of MacDermid Holdings, LLC, which at the time owned approximately 97% of MacDermid, Incorporated (the “MacDermid Acquisition”)), must include in income as a deemed dividend any earnings and profits arising from the MacDermid Acquisition.

Platform engaged PricewaterhouseCoopers LLP (“PwC”), an independent certified public accounting firm, to conduct the E&P Analysis.  PwC concluded that, from inception up to and including the date of the MacDermid Acquisition, Platform’s “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) was not greater than zero.  Therefore, the “all earnings and profits amount” with respect to each U.S. stockholder is similarly not greater than zero.  Please note that on October 31, 2013, Platform’s number of outstanding common shares was 88,529,500.  Platform strongly urges each U.S. person who owned Platform stock on October 31, 2013 to consult his/her own tax advisor with any questions and for guidance as to the proper treatment of his/her ownership under applicable U.S. Federal and State income tax principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

April 8, 2014	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer